(n)(1)(A)

FIFTH AMENDED AND RESTATED MULTIPLE CLASS PLAN

Pursuant to Rule 18f-3

for

VOYA INVESTORS TRUST

WHEREAS, Voya Investors Trust (the "Trust") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Trust currently issues or is authorized to issue shares of beneficial interest of the Trust in series, as listed on the attached Schedule A (each, a "Series," collectively, the "Series"); and

WHEREAS, the Trust and the Distributor have entered or will enter into a Distribution Agreement pursuant to which the Trust has employed or will employ Voya Investments Distributor, LLC (the "Distributor") to provide distribution services to the Trust, and the Trust has adopted a Rule 12b-1 Shareholder Service and Distribution Plan and a Rule 12b-1 Distribution Plan (each a "Rule 12b-1 Plan") of the Trust with respect to the Adviser Class shares and Class S2 shares, respectively, discussed below.

NOW, THEREFORE, the Trust hereby adopts, on behalf of the Series, a multiple class plan pursuant to Rule 18f-3 under the 1940 Act (the "Multiple Class Plan") on the following terms and conditions:

1.Features of the Classes. Each class of shares of a Series designated on the attached Schedule A will represent an interest in the same portfolio of investments of a Series, and be identical in all respects to each other class, except as set forth below:

Adviser Class ("Class ADV"): Class ADV shares will not be subject to an initial sales charge, or contingent deferred sales charge ("CDSC"), but will have a shareholder servicing fee of 0.25% of average daily net assets per annum, and a Rule 12b-1 distribution fee of 0.50% of average daily net assets per annum.

Institutional Class ("Class I"): Class I shares will not be subject to an initial sales charge, CDSC, a shareholder servicing fee, or a Rule 12b-1 distribution fee.

Class P2: Class P2 shares will not be subject to an initial sales charge, CDSC, a shareholder servicing fee, or a Rule 12b-1 distribution fee.

Class R6: Class R6 shares will not be subject to an initial sales charge, CDSC, a shareholder servicing fee, or a Rule 12b-1 distribution fee.

Service Class ("Class S"): Class S shares will not be subject to an initial sales charge, CDSC, or Rule 12b-1 distribution fee, but will have a shareholder servicing fee of 0.25% of average daily net assets per annum.

Service 2 Class ("Class S2"): Class S2 shares will not be subject to an initial sales charge or CDSC, but will have a shareholder servicing fee of 0.25% of average daily net assets per annum, and a Rule 12b-1 distribution fee of 0.25% of average daily net assets per annum.

Shares of each class of each Series shall represent an equal pro rata interest in a Series and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear any Class Expenses, as defined in Section 5 below; and (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to it or its distribution arrangements or service arrangements and each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, each class of shares shall have the features described in Sections 2, 5 and 6 below.

2.Sales Charge Structure.

(a)Class ADV Shares. Class ADV shares of the Series shall be offered at the then-current net asset value for Class ADV shares.

(b)Class I Shares. Class I shares of the Series shall be offered at the then- current net asset value for Class I shares.

(c)Class P2 Shares. Class P2 shares of the Series shall be offered at the then- current net asset value for Class P2 shares.

(d)Class R6 Shares. Class R6 shares of the Series shall be offered at the then-current net asset value for Class R6 shares.

(e)Class S Shares. Class S shares of the Series shall be offered at the then- current net asset value for Class S shares.

(f)Class S2 Shares. Class S2 shares of the Series shall be offered at the then- current net asset value for Class A shares.

3.Shareholder Service Plan. The Trust on behalf of the Series has entered into a Shareholder Service Plan. Under the terms of the Shareholder Service Plan, each Series shall make payments to the Distributor at an annual rate of 0.25% of each Series' average daily net assets attributable to its Class ADV, Class S, and Class S2 shares, for shareholder service activities as described in the Shareholder Services Agreement and incorporated herein by reference.

4.Distribution Agreement and Rule 12b-1 Distribution Plan. The Trust on behalf of the Series has entered into a Distribution Agreement. The Trust has also adopted a Rule 12b-1 Plan. Under the terms of the Rule 12b-1 Plan, each Series shall make payments to the Distributor of the Shares of the Trust, at an annual rate of 0.50% for Class ADV shares and 0.25% for Class S2 shares and of each Series' average daily net assets attributable to the respective share class, for distribution activities (as described in the Rule 12b-1 Plan and incorporated herein by reference).

5.Allocation of Income and Expenses. The gross income of the Series shall, generally, be allocated to each class on the basis of relative net assets. To the extent practicable, certain expenses (other than Class Expenses and Transfer Agency Expenses, each as defined below, which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of the Series. These expenses include:

(a)Expenses incurred by the Trust (for example, fees of Trustees, auditors and legal counsel) not attributable to the Series or to a particular class of shares of a Series ("Corporate Level Expenses");

(b)Expenses incurred by the Series not attributable to any particular class of a Series' shares (for example, advisory fees, custodial fees, or other expenses relating to the management of a Series' assets) ("Series Expenses"); and

(c)Expenses (other than Transfer Agency Expenses, as defined below) attributable to a particular class ("Class Expenses") shall be limited to (i) payments made pursuant to the Shareholder Services Agreement (ii) payments made pursuant to the Rule 12b-1 Plan; (iii) the fees payable to the Trust's transfer agent and to third parties providing record-keeping, administrative and/or shareholder services to a Series attributable to a specific class; (iv) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific class; (v) SEC registration fees incurred by a class;

(vi)the expense of administrative personnel and services to support the shareholders of a specific class; (vii) litigation or other legal expenses relating solely to one class; and (viii) Trustees' fees incurred as a result of issues relating to one class. Expenses in categories (i) and (ii) above must be allocated to the class for which such expenses are incurred. All other "Class Expenses" listed in categories (iii) through (viii) above may be allocated to a class but only if the President and Chief Financial Officer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended.

Therefore, expenses of a Series shall be apportioned to each class of shares depending on the nature of the expense item. Corporate Level Expenses and Series Expenses will be allocated among the classes of shares based on their relative net asset values. Approved Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it shall be charged to the Series for allocation among classes, as determined by the Board of Trustees. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Trustees of the Trust in light of the requirements of the 1940 Act and the Internal Revenue Code of 1986, as amended.

(d)Transfer agency fees and expenses, including any expenses of broker-dealers, sub-transfer agents and other third parties providing shareholder services to shareholders of a Series ("Transfer Agency Expenses"), shall be allocated to each class of the Series as set forth below:

1.Transfer Agency Expenses attributable to Class P2 Shares of a Series shall be allocated exclusively to Class P2 Shares of such Series and shall be subtracted from the gross income of the Series attributable to such Class P2 Shares;

2.Transfer Agency Expenses attributable to Class R6 Shares of a Series shall be allocated exclusively to Class R6 Shares of such Series and shall be subtracted from the gross income of the Series attributable to such Class R6 Shares; and

3.Transfer Agency Expenses attributable to all other classes of a Series shall be allocated to all classes of the Series, other than Class P2 Shares and Class R6 Shares, on a pro rata basis in accordance with the relative net assets of each class of the Series (other than Class P2 Shares and Class R6 Shares) in relation to the net assets of the Series (excluding the net assets of the Series attributable to Class P2 Shares and Class R6 Shares) and shall be subtracted from the gross income attributable to each such class of the Series.

6.Exchange Privileges. Shares of one class of a Series may be exchanged for shares of that same class of any other Series at net asset value without payment of any additional sales charge.

7.Quarterly and Annual Reports. The Trustees, including Trustees who are not "interested persons" of the Trust (as defined in the 1940 Act), shall receive at least quarterly a written report of the amounts expended on servicing and/or distribution services under the Rule 12b-1 Plan and the purposes for which such expenditures were made. In the statements, only expenditures properly attributable to the servicing or distribution of a particular class of shares will be used to justify any servicing or distribution fee or other expenses charged to that class. Expenditures not related to the servicing or distribution of a particular class shall not be presented to the Trustees to justify any fee attributable to that class.

8.Accounting Methodology. The following procedures shall be implemented in order to meet the objective of properly allocating income and expenses:

(a)On a daily basis, a Series' accountant shall calculate the Rule 12b-1 distribution and/or Shareholder Services Agreement fee to be charged to Class ADV, Class S and Class S2 shares by calculating the average daily net asset value of such shares outstanding and applying the applicable fee rate of the respective class to the result of that calculation.

(b)The Series' accountant will allocate designated Class Expenses, if any, to the respective classes.

(c)The Series' accountant shall allocate income and Corporate Level and Series Expenses among the respective classes of shares based on the net asset value of each class in relation to the net asset value of the Series for Series Expenses, and in relation to the net asset value of the Trust for Corporate Level Expenses. These calculations shall be based on net asset values at the beginning of the day.

(d)The Series' accountant shall then complete a worksheet, developed for purposes of complying with this section of this Multiple Class Plan, using the allocated income and expense calculations from Paragraph (c) above, and the additional fees calculated from Paragraphs

(a)and (b) above. The Series' accountant may make non-material changes to the form of worksheet as it deems appropriate.

(e)The Series' accountant shall develop and use appropriate internal control procedures to assure the accuracy of its calculations and appropriate allocation of income and expenses in accordance with this Multiple Class Plan.

9.Waiver or Reimbursement of Expenses. Expenses may be waived or reimbursed by any portfolio manager of a Series, by the Distributor or any other provider of services to the Trust without the prior approval of the Trust's Board of Trustees.

10.Effectiveness of Multiple Class Plan. This Multiple Class Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Multiple Class Plan, cast in person at a meeting (or meetings) called for the purpose of voting on this Multiple Class Plan.

11.Material Modifications. This Multiple Class Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval in paragraph 10 hereof.

Last Approved: September 11, 2020

Last Amended: September 11, 2020 to add a discussion of the allocation of Transfer Agency Fees, as defined above.

SCHEDULE A with respect to the

FIFTH AMENDED AND RESTATED MULTIPLE CLASS PLAN

PURSUANT TO RULE 18f-3

for

VOYA INVESTORS TRUST

Series			Classes

	Adviser	Institutional	P2	R6	Service	Service 2

Voya Balanced Income Portfolio	X	X	N/A	X	X	X
Voya Global Perspectives® Portfolio	X	X	N/A	N/A	X	N/A
Voya Government Liquid Assets Portfolio	N/A	X	N/A	N/A	X	X
Voya High Yield Portfolio	X	X	N/A	N/A	X	X
Voya Large Cap Growth Portfolio	X	X	N/A	X	X	X
Voya Large Cap Value Portfolio	X	X	N/A	X	X	X
Voya Limited Maturity Bond Portfolio	X	X	N/A	N/A	X	N/A
Voya Retirement Conservative Portfolio	X	X	N/A	N/A	N/A	N/A
Voya Retirement Growth Portfolio	X	X	N/A	N/A	N/A	N/A
Voya Retirement Moderate Growth Portfolio	X	X	N/A	N/A	N/A	N/A
Voya Retirement Moderate Portfolio	X	X	N/A	N/A	N/A	N/A
Voya U.S. Stock Index Portfolio	X	X	X	N/A	X	X
VY® BlackRock Inflation Protected Bond Portfolio	X	X	N/A	X	X	N/A
VY® Clarion Global Real Estate Portfolio	X	X	N/A	X	X	X
VY® Clarion Real Estate Portfolio	X	X	N/A	X	X	X
VY® Invesco Growth and Income Portfolio	X	X	N/A	X	X	X
VY® JPMorgan Emerging Markets Equity Portfolio	X	X	N/A	X	X	X
VY® JPMorgan Small Cap Core Equity Portfolio	X	X	N/A	X	X	X
VY® Morgan Stanley Global Franchise Portfolio	X	N/A	N/A	X	X	X
VY® T. Rowe Price Capital Appreciation Portfolio	X	X	N/A	X	X	X
VY® T. Rowe Price Equity Income Portfolio	X	X	N/A	X	X	X
VY® T. Rowe Price International Stock Portfolio	X	X	N/A	X	X	N/A

Schedule A Last Amended: September 11, 2020 due to the addition of a discussion of the allocation of Transfer Agency Fees in the Multiple Class Plan, as defined above.